Exhibit 4.2

AMENDMENT NO. 3 TO

SHAREHOLDER RIGHTS AGREEMENT

This AMENDMENT NO. 3 TO SHAREHOLDER RIGHTS AGREEMENT (this “Amendment”) is entered into as of August 24, 2012 and amends the shareholder rights agreement dated as of September 21, 2010 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Rights Agreement”), by and between National Technical Systems, Inc., a California corporation (together with its successors, the “Corporation”), and Computershare Trust Company, N.A., as Rights Agent (together with its permitted successors in such capacity, the “Rights Agent”).

RECITALS

A. Section 27(a) of the Rights Agreement provides that the Corporation has the power to supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing “Common Shares” prior to the “Distribution Date” (as such terms are defined in the Rights Agreement) and as of the date hereof, the Distribution Date has not occurred.

B. The Board of Directors of the Corporation has determined that it is necessary, desirable and in the best interest of the Corporation and its shareholders to amend the Rights Agreement as set forth in this Amendment.

C. Pursuant to Section 27(b) of the Rights Agreement, if the Corporation delivers a certificate from an appropriate officer of the Corporation stating that a proposed supplement or amendment is in compliance with Section 27(a) of the Rights Agreement, and such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under Section 18 or Section 20 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment.

E. The Corporation has delivered a certificate from an appropriate officer of the Corporation stating this Amendment is in compliance with Section 27(a) of the Rights Agreement, and does not adversely affect the rights or obligations of the Rights Agent under Section 18 or Section 20 of the Rights Agreement.

(a) NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.            Amendment to Rights Agreement. The definition of “Final Expiration Date” in Section 1 (aa) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” shall mean August 24, 2012.

2.            Effectiveness of Amendments. The amendment set forth in Section 1 of this Amendment is effective as of the date this Amendment is entered into.

3.            Governing Law. This Amendment for all purposes shall be governed by and construed in accordance with the laws of the State of California applicable to contracts negotiated, made and to be performed entirely within such State, except that the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Delaware.

4.            Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Shareholder Rights Agreement to be duly executed, all as of the date and year first above written.

ATTEST:			NATIONAL TECHNICAL SYSTEMS, INC.

By:		/s/ Michael El-Hillow	By:		/s/ William McGinnis
	Name:	Michael El-Hillow		Name:	William McGinnis
	Title:	Chief Financial Officer		Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY,
ATTEST:			N.A., as Rights Agent

By:		/s/ Colleen Shea-Keating	By:		/s/ Dennis V. Moccia
	Name:	Colleen Shea-Keating		Name:	Dennis V. Moccia
	Title:	Contract Consultant		Title:	Manager, Contract Administration

[Signature Page to Amendment No. 1 to Shareholder Rights Agreement]